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                                   Exhibit 99

                HOMECOM COMPLETES $1.7 MILLION PRIVATE PLACEMENT

   IMPLEMENTS SPENDING CONTROLS TO OFFSET LARGER THAN EXPECTED QUARTERLY LOSS


     ATLANTA, GA, SEPT.    -- HomeCom Communications, Inc. (NASDAQ Small Cap:
HCOM), an Internet technology development company, today announced the completion of a private placement of a $1.7 million, 5% convertible debenture. The debenture is convertible into common stock at a conversion price per share equal to the lower of $4.00 or 75 percent of the fair market value of the stock at the time of conversion. The Company also granted three-year warrants to acquire an aggregate 400,000 shares of common stock, 200,000 at $4.00 a share and $200,000 at $6.00 a share. Net proceeds to the Company are expected to be approximately $1.5 million after payment of broker-dealer commissions and expenses incurred in connection with the offering.

     HomeCom chief executive office Harvey Sax, said, "This financing supplements our capital base as the company seeks to achieve profitability by boosting sales and reducing costs. After this offering the company will have approximately $2.0 million in cash."

     Sax also reported that sales and net loss for the quarter ending September 30, 1997 will be significantly worse than the most recent published analyst estimates of approximately $1.25 million in sales and a net loss of approximately $725,000. The Company expects to report current quarter sales of approximately $700,000 or about the same level as the quarter ending June 30, 1997, and a net loss of approximately $1.5 to $1.8 million.

     "Although the proceeds of this offering supplements our cash flow, we have taken a number of major cost cutting initiatives to bring our expenses more in line with current and projected sales levels. We have reduced head count by almost 50 percent since the beginning of the quarter, implemented a cash management program and trimmed advertising and less essential spending. In addition, we are reviewing all product development expenditure commitments. We took these actions because revenue growth has been lower than we anticipated at the time of our public offering in May, and expenses had climbed to an unacceptable level. This has been a difficult period of downsizing, but we believe it is largely behind us. At the current level of staffing and with the cost controls we have put in place, the company is focused on achieving profitability as our primary objective," Sax stated.

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"While sales have not met our ambitious projections, the company's
Internet-based software products, consulting and maintenance business continue to make meaningful progress and we remain optimistic about longer-term prospects," Sax added. A number of new internet application contracts were recently signed with American International Group, Robinson-Humphrey, Landry's Seafood and Health Net and Time Warner Cable's Road Runner news and entertainment service. In the current quarter, corporate web site design projects have been completed for Darden Restaurants and Brinker International including such brandname restaurant chains as Red Lobster, Chili's and Olive Garden.

     "A sizable portion of our investment spending has focused on two of our most promising advanced software products, Post on The Fly(TM) and Personal Internet Banker(TM). In addition, we have successfully created a brand identity for "Host America", our webserver outsourcing service which hosts more than 2,300 web sites and brings in a recurring revenue stream," Sax added.

     The Company also reported that Douglas MacIntyre and Winn Schwartau have resigned from the board of directors. Maclntyre cited conflicts with his schedule and the substantially increased time commitments of his new position as CEO of Brock International (Nasdaq: "BROC"). Schwartau attributed his resignation to his concern over perceived conflicts of interest as he expands his business interests in Internet security consulting, thereby competing with Internet security services offered by HomeCom. HomeCom CEO and President Harvey Sax has assumed responsibilities as Chairman of the Board. The Company intends to seek at least one additional outside member of the board in the near future.

     HomeCom (http://www.homecom.com) designs and builds robust Internet/Intranet software applications that enable companies to gain a competitive advantage or reduce costs utilizing I-Net technologies. The company's staff is comprised of an integrated team of programmers, graphic artists, and project managers offering custom software applications, web site development, web site outsourcing, and Internet security.

Certain of the statements included in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from those expressed in these forward-looking statements.